Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1881 9th Street Suite 110 Boulder, CO 80302 o: 303.256.5900 f: 866.974.7329

June 16, 2023

Edgewise Therapeutics, Inc.

1715 38th St.

Boulder, Colorado 80301

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Edgewise Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $125,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-264083) filed on April 1, 2022 and declared effective by the Securities and Exchange Commission (the “Commission”) on May 5, 2022 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement (the “Sales Agreement”) dated as of June 16, 2023, by and between the Company and BofA Securities, Inc.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of June 16, 2023 and has been filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

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Edgewise Therapeutics, Inc.

June 16, 2023

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about June 16, 2023, for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation